Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form F-3, No. 333-233960) of Fomento Económico Mexicano, S.A.B. de C.V., of our reports dated April 14, 2021, with respect to the consolidated financial statements of Fomento Económico Mexicano, S.A.B. de C.V. and subsidiaries, and the effectiveness of internal control over financial reporting of Fomento Económico Mexicano, S.A.B. de C.V. and subsidiaries included in this Annual Report (Form 20-F) for the year ended December 31, 2020.

Mancera, S.C.

A member practice of

Ernst & Young Global Limited

/s/ MANCERA, S.C._________

Monterrey, N.L., Mexico

April 14, 2021